Exhibit 2.2

FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to Merger Agreement (this “Amendment”), dated as of February 9, 2022 is entered into by and among Suneva Medical, Inc., a Delaware corporation (the “Company”), Viveon Health Acquisition Corp., a Delaware corporation (“Parent”), and VHAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub entered into that certain Merger Agreement dated as of January 12, 2022 (the “Original Merger Agreement”);

WHEREAS, the Company, Parent and Merger Sub Members desire to amend Section 8.9 of the Merger Agreement providing for certain mechanics for the extension of time to consummate a business combination under Parent’s organizational documents as more fully set forth herein; and

WHEREAS, capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments of Section 6.8, Section 8.9(a)(ii) and Section 8.9(f) of the Original Merger Agreement.

(a) Section 6.8 of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Without limiting the generality of the preceding sentence, each of Parent and the Company shall cause each of their respective Affiliates to, as soon as practicable, submit applicable notification and report forms under the HSR Act within thirty (30) Business Days from the date of this Agreement, if such filing is required pursuant to the HSR Act and applicable regulations, and make any other appropriate filings with any Governmental Authority in connection with the transactions contemplated by this Agreement. Each of Parent and the Company will promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Authority in connection with such notification and otherwise cooperate in good faith with each other and such Authorities. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including, if appropriate, by requesting early termination of the HSR waiting period. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the Transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 0 as “Outside Counsel Only”.”

(b) Section 8.9(a)(ii) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) provide that Parent shall extend the Initial Extension Date up to six (6) times by an additional one month each time (for a total of up to 24 months to complete an initial business combination), unless the Closing shall have occurred, upon five days’ advance notice prior to the applicable deadline (the “Extension Proposal”).”

(c) Section 8.9(f) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(f) If the Extension Proposal is approved, Parent shall pay any additional amount or amounts into the Trust Account (such amount, the “Extension Fee”) at the time the Extension Proposal is approved and, following the Initial Extension Date, on a monthly basis until the earlier of the date that is six months following the Initial Extension Date or Agreement is terminated pursuant to Article X. Parent shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of Parent by an executive officer of Parent, and (b) Parent shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement.”

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) The Company has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Company Stockholder Approval). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) None of the execution, delivery or performance by the Company of this Amendment or the consummation by the Company of the transactions contemplated hereby does or will (a) contravene or conflict with the Company Certificate of Incorporation or the Company’s Bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or Bylaws of the Company.

3. Representations and Warranties of the Parent Parties. The Parent Parties hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date

(a) Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Amendment and the consummation by each of the Parent Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval). This Amendment has been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Amendment constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by a Parent Party of this Amendment or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

4. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5. Miscellaneous.

(a) Entire Agreement. The Original Merger Agreement, as amended by this Amendment, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b) Ratification. Except as amended hereby, the terms and provisions of the Original Merger Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Merger Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(e) Incorporation by Reference. Sections 11.1, 11.2, 11.3, 11.5, 11.6, 11.10, 11.11, 11. 12, 11.13, 11.14, 11.15, 11.16, 11.17, 11.18 and 11.19 of the Merger Agreement are hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Parent:

VIVEON HEALTH ACQUISITION CORP.

By:	/s/ Jagi Gill
	Name:	Jagi Gill
	Title:	Chief Executive Officer

Merger Sub:

VHAC MERGER SUB, INC.

By:	/s/ Jagi Gill
	Name:	Jagi Gill
	Title:	Director

Company:

SUNEVA MEDICAL, INC.

By:	/s/ Patricia Altavilla
	Name:	Patricia Altavilla
	Title:	Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]

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